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                                                                    Exhibit 23.1


                         Independent Auditors' Consent


The Board of Directors
The CIT Group, Inc.:



We consent to the use of our report dated January 28, 1998, relating to the consolidated balance sheets of The CIT Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, included in or incorporated by reference in this Amendment No. 1 to this Registration Statement on Form S-3 of The CIT Group, Inc., which report appears in and is incorporated by reference in this Amendment No. 1 to this Registration Statement and to the reference to our firm under the heading "Experts" in the Registration Statement.



/s/ KPMG Peat Marwick LLP

    KPMG Peat Marwick LLP




Short Hills, New Jersey
October 26, 1998